Exhibit 99.1


               Georgia Gulf Announces Second Quarter Expectations

    ATLANTA--(BUSINESS WIRE)--June 1, 2005--Georgia Gulf Corporation (NYSE: GGC) today announced that its second quarter earnings are expected to be in the range of $.50 to $.60 per diluted share, which compares to first quarter earnings of $1.13 per diluted share. The lowered expectations reflect the downtime associated with plant outages during the quarter as well as an expected decline in aromatics operating income.
    The most significant downtime is related to the previously reported planned and unplanned outages at the Company's chloralkali plant located in Plaquemine, Louisiana. The chloralkali plant came back online in early May and operating rates are now approaching full capacity. The plant outages are expected to adversely affect second quarter earnings by approximately $.35 to $.40 per share.
    "In addition to the impact of the plant outages, sales prices for aromatics products have dropped compared to the first quarter," said Ed Schmitt, chairman, president and CEO, Georgia Gulf. "While raw materials costs have also dropped, unfortunately we have had to work through our higher-priced inventories. These higher-priced inventories, coupled with the lower aromatics sales prices, are expected to adversely impact second quarter earnings. However, assuming prices stabilize at their expected levels, our June aromatics margins should be comparable to the strong first quarter aromatics margins.
    "Sales volumes for many of our products are expected to be relatively flat compared to first quarter levels. We are not seeing the seasonal increase in volumes that we normally experience during the second quarter as customers appear to be working down their raw materials inventories.
    "We remain optimistic regarding the long-term prospects of our businesses as industry analysts continue to project high operating rates for several of our products and overall good performance for this year."
    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf's primary aromatic products include cumene, phenol and acetone.

    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2004 and our subsequent reports on Form 10-Q.


    CONTACT: Georgia Gulf, Atlanta
             Investor Relations
             Angie Tickle, 770-395-4520